    As filed with the Securities and Exchange Commission on March 16, 1999
                                                  Registration No. 333-_________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                     _____________________________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                     _____________________________________

                    UNITED PAYORS & UNITED PROVIDERS, INC.
  (Exact Name of Registrant as Specified in its Certificate of Incorporation)

     DELAWARE                                       6411                                                 51-0374698
(State or Other Jurisdiction      (Primary Standard Industrial Classification Code Number)   (I.R.S.Employer Identification Number)
of Incorporation or Organization)


                     2275 RESEARCH BOULEVARD, SIXTH FLOOR
                          ROCKVILLE, MARYLAND  20850
                                (301) 548-1000
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principle Executive Offices)

  OPTION AGREEMENT FOR CONSULTANTS TO UNITED PAYORS & UNITED PROVIDERS, INC.
                              AND ITS PREDECESSOR
                           (Full title of the plan)

                                S. JOSEPH BRUNO
                  VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                    UNITED PAYORS & UNITED PROVIDERS, INC.
                     2275 RESEARCH BOULEVARD, SIXTH FLOOR
                          ROCKVILLE, MARYLAND  20850
                                (301) 548-1000
           (Name, Address, including Zip Code, and Telephone Number,
                  including Area Code, of Agent for Service)

                  __________________________________________
                                  COPIES TO:
                           THOMAS J. HAGGERTY, ESQ.
                        MULDOON, MURPHY & FAUCETTE LLP
                          5101 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C.  20016
                                (202) 362-0840
                  __________________________________________

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                               ----

=======================================================================================================
Title of each Class of          Amount to be     Proposed Purchase        Estimated       Registration
Securities to be Registered     Registered(1)   Price Per Share(2)        Aggregate           Fee
                                                                       Offering Price
-------------------------------------------------------------------------------------------------------
     Common Stock                   273,000
     $.01 par Value                Shares (3)          $8.333            $2,274,090         $633.00
=======================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Option Agreement for Consultants to United Payors & United Providers, Inc. and its predecessor (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of United Payors & United Providers, Inc. pursuant to 17 C.F.R. (S)230.416(a).
(2) Weighted average price determined by the average exercise price of $8.333 per share at which options for 273,000 shares under the Plan have been granted to date.
(3) Represents the total number of shares currently reserved or available for issuance pursuant to the Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. (S)230.462.

UNITED PAYORS & UNITED PROVIDERS, INC.

PART I    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Option Plan for Consultants to United Payors & United Providers, Inc. and its predecessor (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

     (a) United Payors & United Providers, Inc.'s (the "Company" or the "Registrant") Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which includes the consolidated balance sheets of the Company as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, together with the related notes and the report of PricewaterhouseCoopers LLP, independent accountants, filed with the SEC on March 15, 1999 (File No. 0-20905);

     (b) The Registrant's Current Report on Form 8-K filed on January 4, 1999;

     (c) The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form 8-A (File No. 0-20905), as filed with the SEC, pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, on June 20, 1996; and

     (d) All documents filed by the Registrant pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

      Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES

     The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The opinion concerning the legality of the common stock offered hereby is being rendered for the Company by Muldoon, Murphy & Faucette LLP, Washington, D.C. Douglas P. Faucette, a Partner in such firm, is the beneficial owner of 94,500 shares of common stock.

     The consolidated balance sheets of the Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, together with the related notes and the report of PricewaterhouseCoopers LLP, independent accountants, incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with Section 145 of the Delaware General Corporation Law, Articles 10 and 11 of the Registrant's Certificate of Incorporation provide, as follows, the Corporation shall, to the fullest extent permitted by Delaware law, as amended from time to time, indemnify its directors and officers:

TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan

(hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that: the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

     A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   LIST OF EXHIBITS.

          The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

          4.1 Form of Stock Certificate of United Payors & United Providers, Inc./1/

          5.1 Opinion of Muldoon, Murphy & Faucette LLP re: Legality (filed herewith).

          23.1   Consent of PricewaterhouseCoopers LLP (filed herewith).

          24     Power of Attorney is located on the signature pages.


__________________________

/1/ Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 33-3814), as amended, filed with the SEC on April 19, 1996.

ITEM 9.   UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

          (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities registered that remain unsold at the termination of the Offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, United Payors & United Providers, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on March 16, 1999.


                               UNITED PAYORS & UNITED PROVIDERS, INC.



                               By: /s/ Thomas L. Blair
                                  ----------------------------------
                                         Thomas L. Blair
                                         Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

     The undersigned directors and officers of United Payors & United Providers, Inc. do hereby constitute and appoint Thomas L. Blair, Edward S. Civera and S. Joseph Bruno, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable United Payors & United Providers, Inc. to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on March 16, 1999 in the capacities indicated:

By: /s/ Thomas L. Blair
    ------------------------------               Chairman, Chief Executive Officer and Director
    Thomas L. Blair


By: /s/ Edward S. Civera
    ------------------------------               President, Chief Operating Officer and Director
    Edward S. Civera


By:  /s/ S. Joseph Bruno
    ------------------------------               Vice President and Chief Financial Officer
    S. Joseph Bruno


By: /s/ Eduardo V. Feito
    ------------------------------               Controller and Chief Accounting Officer
    Eduardo V. Feito

By: /s/ Bette B. Anderson
    ------------------------------               Director
    Bette B. Anderson


By:
    ------------------------------               Director
    William E. Brock


By:
    ------------------------------               Director
    David J. Drury


By: /s/ Michael H. Gersie
    ------------------------------               Director
    Michael H. Gersie


By: /s/ Frederick H. Graefe
    ------------------------------               Director
    Frederick H. Graefe


By:
    ------------------------------               Director
    Thomas J. Graf


By: /s/ Kenneth J. Linde
    ------------------------------               Director
    Kenneth J. Linde

                                 EXHIBIT INDEX

EXHIBIT
NO.                                     DESCRIPTION
-------      ---------------------------------------------------------------------------
    4.1      Specimen Stock Certificate of United Payors & United Providers, Inc. (1).
    5.1      Opinion of Muldoon, Murphy & Faucette LLP re: Legality (filed herewith).
   23.1      Consent of Independent Accountants (filed herewith).
   24.0      Power of Attorney, contained on the signature page.

____________________________
(1) Incorporated herein by reference into this document from the Exhibits to the Form S-1 Registration Statement, as amended, Registration No. 333-3814, initially filed on April 19, 1996.